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Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) between Vermillion, Inc., a Delaware corporation (the “Company”), and Robert Beechey (“Executive,” and together with the Company, the “Parties”) is effective as of Executive’s first day of employment (the “Effective Date”).

WHEREAS, the Company and Executive desire to enter into a Employment Agreement;

NOW, THEREFORE, the Parties agree as follows:

1.

Position.  The Company will employ Executive as its Chief Financial Officer on December 18th, 2017.  In this position, Executive will be expected to devote Executive’s full business time, attention and energies to the performance of Executive’s duties with the Company.  Executive may devote time to outside Board or advisory positions as pre-approved by the Company’s Board of Directors.  Executive will render such business and professional services in the performance of such duties, consistent with Executive’s position within the Company, as shall be reasonably assigned to Executive by the Company’s CEO or Board of Directors. Executive may perform his duties and responsibilities principally from Victor, New York, USA, on a temporary basis until relocation to the corporate offices can be reasonably arranged. In addition, Executive will travel as needed to collaborator and partner locations, academic medical centers, conferences, and other locations as necessary or advisable in performance of Executive’s duties.

2.

Compensation.  The Company will pay Executive a base salary of $280,000 on an annualized basis, payable in accordance with the Company’s standard payroll policies, including compliance with applicable tax withholding requirements.  In addition, Executive will be eligible for a bonus of up to 40% of Executive’s base salary (prorated for partial years) for achievement of reasonable performance-related goals to be defined by the Company’s CEO or Board of Directors. The exact payment terms of a bonus, if any, are to be set by the Compensation Committee of the Board of Directors, in its sole discretion.  Any such bonus will be payable to Executive within 30 days of receipt by the Compensation Committee of the Board of Directors of the Company’s final year-end financial statements.

Upon relocation such that Executive performs his duties and responsibilities principally from Trumbull, Connecticut, USA, Executive will receive a $30,000 relocation bonus payable on his first regular paycheck after relocation, subject to customary withholding and other employment taxes that are commonly required to be collected or withheld by the Company. Executive agrees that should he terminate employment with the Company other than for Good Reason (as defined below) or be terminated by the Company with Cause (as defined below) within one year of relocation date, Executive will reimburse the Company for the full amount of the relocation bonus on the last day of full-time employment.

On or as soon as administratively practicable after the Effective Date, the Company shall grant to Executive a stock option award with respect to 150,000 shares of common stock of the Company, subject to the terms and conditions of the Company’s Second Amended and Restated 2010 Stock Incentive Plan (the “Stock Incentive Plan”) and a stock option award agreement in a form substantially similar to that used by the Company for other senior executives of the Company (the “Option”).  The Option shall be granted as an incentive stock option to the maximum extent possible in accordance with the limitations set forth in Section 422 of the Internal Revenue Code, and the remainder of the Option shall be granted as a nonqualified stock option.  The Option shall have a per share exercise price equal to the closing price of a share of common stock of the Company as of the date of grant and, except as otherwise provided in the Stock Incentive Plan or the stock option award agreement, 1/4th of the shares subject to the Option shall become vested and exercisable on each of the first four anniversary dates of Executive’s first day of employment, subject to Executive’s continued employment with the Company through each such anniversary date.  To the extent the Option is vested and exercisable as of the date of Executive’s termination of employment, the Option shall remain exercisable for the period prescribed by the terms of the stock option award agreement; provided that if Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, as such terms are defined below, the Option shall remain exercisable until the earliest to occur of (i) the 12-month anniversary of the date of Executive’s termination of employment, (ii) the date on which the Options would have expired if Executive’s employment had continued through the full term of the Option and (iii) the date on which Executive breaches this Agreement, the PIIA or any other agreement between Executive and the Company or any of its affiliates.

3.

Benefits.  During the term of Executive’s employment, Executive will be entitled to the Company’s standard benefits covering employees at Executive’s level, including the Company’s group medical, dental, vision and term life insurance plans, section 125 plan, and 401(k) plan, as such plans maybe in effect from time to time, subject to the Company’s right to cancel or change the benefit plans and program it offers to its employees at any time.

4.

At-Will Employment.  Executive’s employment with the Company is for an unspecified duration and constitutes “at will” employment.  This employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or Executive, with or without notice.

5.

Termination without Cause or for Good Reason.  In the event the Company terminates Executive’s employment for reasons other than for Cause (as defined below) or Executive terminates his employment for Good Reason (as defined below) at any time following the date which is six (6) months following the Effective Date, and provided that Executive signs and does not revoke a standard separation agreement release of all claims against the Company, in a form reasonably satisfactory to the Company, does not breach any provision of this Agreement (including but not limited to Section 10 and Section 11 hereof), and continues to comply with the PIIA, as hereinafter defined, Executive shall be entitled to receive, subject to Section 13 below:

(a) continued payment of Executive’s base salary as then in effect for a period of nine (9) months following the date of termination (the “Severance Period”), to be paid periodically in accordance with the Company’s standard payroll practices, provided that you shall immediately repay to the Company any amounts that you receive hereunder if within sixty days following termination of your employment you either have failed to execute the standard release described above or have revoked the general release after you execute it; and

(b) continuation of Company health and dental benefits through COBRA premiums paid by the Company directly to the COBRA administrator during the Severance Period; provided, however, that such premium payments shall cease prior to the end of the Severance Period if Executive commences other employment with reasonably comparable or greater health and dental benefits.

Executive will not be eligible for any bonus or other benefits not described above after termination, except as may be required by law.

6.

Termination after Change of Control.  If Executive’s employment is terminated by the Company for reasons other than for Cause (as defined below) or by Executive for Good Reason (as defined below) within the twelve (12) month period following a Change of Control (as defined below), then, in addition to the severance obligations due to Executive under Section 5 above, one-hundred percent (100%) of any then-unvested shares under Company stock options then held by Executive will vest upon the date of such termination and the period of time for their exercise will be at the discretion of the Company, provided that no option shall be exercisable after expiration of its original term. It may very well be necessary for the Executive to exercise such shares on the day of Change in Control, and the Company shall use its best efforts to provide Executive with a reasonable period of advance written notice in such event.

7.	Definitions. For purposes of this Agreement:

(a) “Cause” means termination of employment by reason of Executive’s:

(i) material breach of this Agreement, the Proprietary Information and Inventions Agreement entered into between Executive and the Company (the “PIIA”) or any other confidentiality, invention assignment or similar agreement with the Company;

(ii) repeated negligence in the performance of duties or nonperformance or misperformance of such duties that in the good faith judgment of the Board of Directors of the Company adversely affects the operations or reputation of the Company;

(iii) refusal to abide by or comply with the good faith directives of the Company’s CEO or Board of Directors or the Company’s standard policies and procedures, which actions continue for a period of at least ten (10) days after written notice from the Company;

(iv) violation or breach of the Company’s Code of Ethics, Financial Information Integrity Policy, Insider Trading Compliance Program, or any other similar code or policy adopted by the Company and generally applicable to the Company’s employees, as then in effect;

(v) willful dishonesty, fraud, or misappropriation of funds or property with respect to the business or affairs of the Company;

(vi) conviction by or entry of a plea of guilty or nolo contendere, in a court of competent and final jurisdiction, for any crime which constitutes a felony in the jurisdiction involved; or

(vii) abuse of alcohol or drugs (legal or illegal) that, in the Board of Director’s reasonable judgment, materially impairs Executive’s ability to perform Executive’s duties.

(b) “Change of Control” means:

(i) after the date hereof, any “person.” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) the date of the consummation of a merger or consolidation of the Company with any other corporation or entity that has been approved by the stockholders of the Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) the date of the consummation of the sale or disposition of all or substantially all of the Company’s assets.

(c) “Good Reason” means, the occurrence of any one or more of the following events, without Executive’s consent, which continues uncured for a period of not less than thirty (30) days following written notice given by Executive to the Company within thirty (30) days following the occurrence of a material and adverse change in Executive’s title or duties (excluding any changes in such duties resulting from the Company becoming part of a larger entity pursuant to a Change of Control) or in Executive’s base salary.

In addition, Executive must actually terminate Executive’s employment with the Company within six months following the initial existence of the condition described above giving rise to Good Reason.

(d) “Separation from Service” or “Separates from Service” shall mean Executive’s termination of employment, as determined in accordance with Treas. Reg. § 1.409A-1(h).  Executive shall be considered to have experienced a termination of employment when the facts and circumstances indicate that Executive and the Company reasonably anticipate that either (i) no further services will be performed for the Company after a certain date, or (ii) that the level of bona fide services Executive will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Executive (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if Executive has been providing services to the Company for less than 36 months).  If Executive is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between Executive and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or if longer, so long as Executive retains a right to reemployment with the Company under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first day immediately following the end of such six-month period.  In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for the Company.

8.

Employment, Confidential Information and Invention Assignment Agreement.  As a condition of Executive’s employment, Executive shall complete, sign and return the Company’s standard form of Proprietary Information and Inventions Agreement.

9.

Non Contravention.  Executive represents to the Company that Executive’s signing of this Agreement, the PIIA, the issuance of stock options to Executive, and Executive’s commencement of employment with the Company does not violate any agreement Executive has with Executive’s previous employer and Executive’s signature confirms this representation.

10.

Conflicting Employment.  Executive agrees that, during the term of Executive’s employment with the Company and during the Severance Period, Executive will not engage in any other employment, occupation, consulting or other business activity competitive with or directly related to the business in which the Company is now involved or becomes involved during the term of Executive’s employment, nor will Executive engage in any other activities that conflict with Executive’s obligations to the Company. Executive acknowledges that compliance with the obligations of this paragraph is a condition to Executive’s right to receive the severance payments set forth in paragraph 5 above.

11.

Nonsolicitation.  From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Executive will not, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Executive will not, whether for Executive’s own account or for the account of any other person, firm, corporation or other business organization, solicit or interfere with any person who is or during the period of Executive’s engagement by the Company was a collaborator, partner, licensor, licensee, vendor, supplier, customer or client of the Company or its affiliates to the Company’s detriment. Executive acknowledges that compliance with the obligations of this paragraph is a condition to Executive’s right to receive the severance payments set forth in paragraph 5 above.

12.	Arbitration and Equitable Relief.

(a) In consideration of Executive’s employment with the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE

COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, STOCKHOLDER OR. BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN TEXAS CIVIL PRACTICE AND REMEDY CODE SECTION 171.001 THROUGH SECTION 171.098 (THE “RULES”) AND PURSUANT TO TEXAS LAW. Disputes which Executive agrees to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive,

(a) Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a mariner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence. Executive agrees that the decision of the arbitrator shall be in writing.

(b) Except as provided by the Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(c) In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of the PIIA between Executive and the Company or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. Executive understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

(d) Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers’ Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(e) Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

13.

Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.  Notwithstanding the foregoing, Executive is solely responsible and liable for the satisfaction of any federal, state, province or local taxes that may arise with respect to this Agreement (including any taxes arising under Section 409A of the Internal Revenue Code (the “IRC”).  Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent Executive from incurring them, or to mitigate or protect Executive from any such tax liabilities.  Notwithstanding anything in this Agreement to the contrary, if any amounts that become due under this Agreement on account of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of IRC Section 409A, payment of such amounts shall not commence until Executive incurs a Separation from Service.  If, at the time of Executive’s termination of employment under this Agreement, Executive is a “specified employee” (within the meaning of IRC Section 409A), any amounts that constitute “nonqualified deferred compensation” within the meaning of IRC Section 409A that become payable to Executive on account of Executive’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after Executive’s Separation from Service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence. Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay.  Each payment due under this Agreement is treated as a separate payment for purposes of Treasury Regulations Sections 1.409A-1((b)(4)(F) and 1.409A-2(b)(2).

14.

Successors of the Company.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement shall be assignable by the Company in the event of a merger or similar transaction in which the Company is not the surviving entity, or of a sale of all or substantially all of the Company’s assets.

15.

Enforceability; Severability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

16.

Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without giving effect to Texas choice of law rules. This Agreement is deemed to be entered into entirely in the State of Texas.  This Agreement shall not be strictly construed for or against either party.

17.	No Waiver. No waiver of any term of this Agreement constitutes a waiver of any other term of this Agreement.

18.

Amendment To This Agreement.  This Agreement may be amended only in writing by an agreement specifically referencing this Agreement, which is signed by both Executive and an executive officer or member of the Board of Directors of the Company authorized to do so by the Board by resolution.

19.	Headings. Section headings in this Agreement are for convenience only and shall be given no effect in the construction or interpretation of this Agreement.

20.

Notice.  All notices made pursuant to this Agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the following addresses, or such other addresses as the Parties may later designate in writing:

If to the Company:

Vermillion, Inc.

12117 Bee Caves Road, Building Three, Suite 100

Austin, Texas, 78738

If to Executive:

Robert Beechey

XXXX

XXXX

21.

Expense Reimbursement.  The Company shall promptly reimburse Executive reasonable business expenses incurred by Executive in furtherance of or in connection with the performance of Executive’s duties hereunder, including expenditures for travel, in accordance with the Company’s expense reimbursement policy as in effect from time to time; provided that any and all reimbursements hereunder shall be requested and made within one year after being incurred.

22.

General; Conflict.  This Agreement and the PIIA, when signed by Executive, set forth the terms of Executive’s employment with the Company and supersede any and all prior representations and agreements, whether written or oral.

[Signature Page Follows]

VERMILLION, INC.
a Delaware corporation
By:/s/ Valerie Palmieri
Name: Valerie Palmieri
Title: President & Chief Executive Officer
ACCEPTED AND AGREED TO this
14th day of December, 2017.
/s/ Robert Beechey
Robert Beechey